Acquisition Information

Effective March 28, 2003, Strong Overseas Fund acquired, through a non-taxable exchange, substantially all of the net assets of Strong Foreign MajorMarketsSM Fund and Strong International Stock Fund. Strong Overseas Fund issued 5,075,976 Investor Class shares (valued at $42,130,605) for the outstanding shares of Strong Foreign MajorMarketsSM Fund and Strong International Stock Fund on March 28, 2003. The aggregate net assets of Strong Overseas Fund, Strong Foreign MajorMarketsSM Fund and Strong International Stock Fund immediately before the acquisition were $81,691,826, $1,831,037 and $40,299,568, respectively. The combined net assets of Strong Overseas Fund immediately after the acquisition were $123,822,431. The net assets of Strong Foreign MajorMarketsSM Fund and Strong International Stock Fund included net unrealized depreciation on investments of $76,881 and $7,126,934, respectively. The net assets of Strong Foreign MajorMarketsSM Fund and Strong International Stock Fund included accumulated net realized losses of $1,451,867 and $54,588,078, respectively. Subject to IRS regulations, Strong Overseas Fund may use $675,286 and $14,864,818, of capital loss carryovers from Strong Foreign MajorMarketsSM Fund and Strong International Stock Fund, respectively.